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                                                                    Exhibit 99.2

[LOGO]                                                             [COOPER LOGO]

                                                   21062 Bake Parkway, Suite 200
                                                   Lake Forest, CA 92630
                                                   888-822-2660
                                                   Fax: (949) 597-0662

NEWS RELEASE

         CONTACT:

         Norris Battin
         The Cooper Companies, Inc.
         ir@coopercompanies.com



         FOR IMMEDIATE RELEASE

                   THE COOPER COMPANIES CONFIRMS 2003 GUIDANCE

LAKE FOREST, Calif., December 19, 2002--In response to investor inquiries, the Cooper Companies, Inc. (NYSE: COO) today confirmed its revenue and earnings guidance for 2003.

For fiscal 2003, Cooper expects revenue of $380 to $400 million, up 21% to 27% and earnings per share ranging from $1.98 to $2.03, up 26% to 29%. In the first quarter of 2003, revenue is expected to range from $86 million to $90 million, up 48% to 55%, with earnings per share of 39 to 42 cents, up 30% to 40%.

CooperVision (CVI), the company's contact lens business, expects worldwide contact lens revenue to approach $300 million, growing at about one and a half to two times faster than the worldwide soft lens market, which Cooper expects will grow about 7% to 8% during 2003.

According to independent industry audit data for nine months of 2002, the contact lens market in the United States grew 7.5% following two years of stagnant growth. After six months, the European contact lens market is up 14%.

In fiscal 2002, CVI's disposable planned replacement toric lenses, its largest product line, grew 18% on a pro forma basis as if revenue of Biocompatibles, which Cooper acquired in February 2002, was included for all comparable periods. CVI's line of disposable planned replacement spherical lenses, which accounts for about $100 million of its total 2002 contact lens revenue of $244 million, grew 13% on a pro forma basis.

Disposable planned replacement spherical lenses are the largest segment of the worldwide contact lens market growing at a rate in the low single digits.




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In 2003, CVI anticipates continued strong specialty lens sales in the U.S. and strong international performance, especially in Europe and Japan. New products and enhanced distribution will contribute to CVI's 2003 revenue growth. These include:

     Expanded United States distribution of Proclear Toric lenses, which are in broad distribution overseas, will begin in January.

     A global launch of Proclear Aspheric is expected in the third quarter.

     Enhancement Colors, a new line of disposable cosmetic products that accentuates the natural color of the eye, is scheduled for launch in the United States in January and in selected markets outside the U.S. in the third fiscal quarter. These products complement our existing line of opaque lenses that change the appearance of the color of the eyes.

     The launch of CVI's line of frequently replaced lenses in Japan in the first quarter of 2003 through Rohto Pharmaceuticals, CVI's Japanese marketing partner.

     The launch of Frequency Multifocal in selected markets outside the United States is scheduled for the third quarter. Sales of Frequency Multifocal in the United States are ahead of expectations. The product is now in more than 1,200 practitioner offices in the United States where it has been received enthusiastically.

A. Thomas Bender, Cooper's chairman and chief executive officer said, "Specialty lenses are driving the growth of the contact lens market worldwide, and the market itself continues to grow, fueled by improving demographics and an increasing incidence of myopia. CooperVision's position as a leading specialty lens company will allow it to capitalize on these trends."

Forward-Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, cost of complying with new corporate governance regulatory requirements, changes in tax laws, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in




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accounting principles or estimates, and other factors described in our
Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2001. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information
The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., with operations in., Bedminster, N.J., Cranford, N.J., Fort Atkinson, Wis., Trumbull, Conn., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., and its affiliates are italicized


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